Exhibit 5.1

August 19, 2014

Board of Directors
F&M Bank Corp.
P.O. Box 1111
Timberville, Virginia 22853

Ladies and Gentlemen:

We have acted as counsel to F&M Bank Corp., a Virginia corporation (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of up to $10,000,000 of the Company’s Series A Noncumulative Mandatorily Convertible Preferred Stock (the “Preferred Stock”).  The shares of Preferred Stock are convertible into shares of common stock, par value $5.00 per share, of the Company (the “Common Stock”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

We have assumed that (i) the signatures on all documents examined by us are genuine; (ii) all documents submitted to us as originals are authentic; (iii) all documents submitted to us as certified or photostatic copies conform to the originals thereof; (iv) the Registration Statement and any amendments thereto will have become effective (and will remain effective at the time of the offer and sale of the securities thereunder); (v) any applicable prospectus or prospectus supplement describing such securities will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission and (vi) an amendment to the Company’s articles of incorporation setting forth the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications and restrictions thereof, as specified in the Registration Statement with respect to the Preferred Stock, has been accepted by the Virginia State Corporation Commission.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that:

1.
The Preferred Stock has been duly authorized and, when issued as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia; and

2.
The Common Stock issuable upon conversion of the Preferred Stock has been duly authorized and, when and if issued and delivered upon conversion of the Preferred Stock as contemplated in the Registration Statement and in accordance with the terms of the Company’s articles of incorporation, as amended, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters" in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ WILLIAMS MULLEN